The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted. Subject to completion dated April 24, 2019.

Preliminary Pricing Supplement No. F871 To Product Supplement No. I−A dated June 30, 2017, Prospectus Supplement dated June 30, 2017 and Prospectus dated June 30, 2017	Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-218604-02 April 24, 2019
$ Contingent Coupon Autocallable Reverse Convertible Securities due August 10, 2020 Linked to the Performance of the American Depositary Shares of Baidu, Inc.
•	The securities do not guarantee any return of principal or delivery of securities at maturity and do not provide for the regular payment of interest.

•	If these securities have not been previously automatically redeemed, and if a Coupon Barrier Event has not occurred on an Observation Date, we will pay a contingent coupon on the immediately following Contingent Coupon Payment Date in an amount expected to be $6.3333 (equivalent to approximately 7.60% per annum) (to be determined on the Trade Date) per $1,000 principal amount of securities. If a Coupon Barrier Event has occurred on an Observation Date, no contingent coupon will be paid with respect to that Observation Date.

•	If a Trigger Event occurs, the securities will be automatically redeemed and you will receive a cash payment equal to the principal amount of the securities you hold and the contingent coupon payable on the immediately following Contingent Coupon Payment Date. No further payments will be made following an Automatic Redemption.

•	Investors should be willing to (i) forgo dividends and the potential to participate in any appreciation of the Underlying, (ii) accept the risks of owning equities in general and the American Depositary Shares of Baidu, Inc. in particular, and (iii) if a Knock-In Event has occurred and the Final Level is less than the Initial Level, lose some or all of their investment, excluding contingent coupons on the securities, if any.

•	Senior unsecured obligations of Credit Suisse maturing August 10, 2020. Any payment or delivery on the securities is subject to our ability to meet our obligations as they become due.

•	Minimum purchase of $1,000. Minimum denominations of $1,000 and integral multiples of $1,000 in excess thereof.

•	The offering price for the securities is expected to be determined on or about May 3, 2019 (the “Trade Date”) and the securities are expected to settle on or about May 8, 2019 (the “Settlement Date”). Delivery of the securities in book-entry form only will be made through The Depository Trust Company.

•	The securities will not be listed on any exchange.

Investing in the securities involves a number of risks. See “Selected Risk Considerations” beginning on page 6 of this pricing supplement and “Risk Factors” beginning on page PS-3 of any accompanying product supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or the adequacy of this pricing supplement or any accompanying product supplement, the prospectus supplement and the prospectus. Any representation to the contrary is a criminal offense.

	Price to Public(1)	Underwriting Discounts and Commissions(2)	Proceeds to Issuer
Per security	$1,000	$	$
Total	$	$	$

(1) Certain fiduciary accounts may pay a purchase price of at least $977.50 per $1,000 principal amount of securities.

(2) We or any agent (one of which may be our affiliate) may pay varying discounts and commissions of up to $22.50 per $1,000 principal amount of securities. CSSU or another broker or dealer will forgo some or all discounts and commissions with respect to the sales of securities into certain fiduciary accounts. For more detailed information, please see “Supplemental Plan of Distribution (Conflicts of Interest)” in this pricing supplement.

Credit Suisse Securities (USA) LLC (“CSSU”) is our affiliate. For more information, see “Supplemental Plan of Distribution (Conflicts of Interest)” in this pricing supplement.

Credit Suisse currently estimates the value of each $1,000 principal amount of the securities on the Trade Date will be between $950 and $980 (as determined by reference to our pricing models and the rate we are currently paying to borrow funds through issuance of the securities (our “internal funding rate”)). This range of estimated values reflects terms that are not yet fixed. A single estimated value reflecting final terms will be determined on the Trade Date. See “Selected Risk Considerations” in this pricing supplement.

The securities are not deposit liabilities and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency of the United States, Switzerland or any other jurisdiction.

Credit Suisse

May   , 2019

Key Terms

Issuer:	Credit Suisse AG (“Credit Suisse”), acting through its London branch
Reference Share Issuer:	For the American Depositary Shares of Baidu, Inc., the issuer of the Class A ordinary shares of Baidu, Inc.
Underlying:	The securities are linked to the performance of the Underlying set forth in the table below. The Underlying, ticker symbol, Initial Level and expected Knock-In Level, Coupon Barrier Level and Trigger Level are set forth in the table below (each level to be determined on the Trade Date). For additional information on the Underlying, see “The Underlying” herein.
Underlying	Ticker	Initial Level	Knock-In Level	Coupon Barrier Level	Trigger Level
American Depositary Shares of Baidu, Inc. (the “Baidu, Inc. ADSs”), each representing one-tenth of a Class A ordinary share of Baidu, Inc.	BIDU UW <Equity>		(Approximately 60% of Initial Level)	(Approximately 60% of Initial Level)	(100% of Initial Level)
Contingent Coupons:

If these securities have not been previously automatically redeemed and if a Coupon Barrier Event has not occurred on an Observation Date, we will pay a contingent coupon on the immediately following Contingent Coupon Payment Date in an amount expected to be $6.3333 (equivalent to approximately 7.60% per annum) (to be determined on the Trade Date) per $1,000 principal amount of securities. If a Coupon Barrier Event has occurred on an Observation Date, no contingent coupon will be paid with respect to that Observation Date.

If any Contingent Coupon Payment Date is not a business day, the contingent coupon will be payable on the first following business day, unless that business day falls in the next calendar month, in which case payment will be made on the first preceding business day. The amount of any contingent coupon will not be adjusted with respect to any postponement of a Contingent Coupon Payment Date and no interest or other payment will be payable hereon because of any such postponement of a Contingent Coupon Payment Date. No contingent coupons will be payable following an Automatic Redemption. Contingent coupons, if any, will be payable on the applicable Contingent Coupon Payment Date to the holder of record at the close of business on the business day immediately preceding the applicable Contingent Coupon Payment Date, provided that the contingent coupon payable on the Automatic Redemption Date or Maturity Date, as applicable, will be payable to the person to whom the Automatic Redemption Amount or the Redemption Amount, as applicable, is payable.

Coupon Barrier Event:	A Coupon Barrier Event will occur if, on any Observation Date, the closing level of the Underlying on such Observation Date is less than the Coupon Barrier Level.
Redemption Amount:	If these securities have not been previously automatically redeemed, at maturity, the Redemption Amount you will receive will depend on the performance of the Underlying and whether a Knock-In Event has occurred. For each $1,000 principal amount of securities, the cash or shares to be paid or delivered will be determined as follows:
•	If a Knock-In Event has not occurred, a cash payment equal to $1,000. Therefore, you will not participate in any appreciation of the Underlying.
•	If a Knock-In Event has occurred and:
• the Final Level is greater than or equal to the Initial Level, a cash payment equal to $1,000; or
• the Final Level is less than the Initial Level, the Physical Delivery Amount, plus a cash amount in respect of any fractional share, subject to our election to pay cash instead as noted below.
If a Knock-In Event has occurred and the Final Level is less than the Initial Level, you could receive the shares of the Underlying with a value likely to be less than $1,000. You could lose your entire investment. Any payment or delivery on the securities is subject to our ability to meet our obligations as they become due.
Physical Delivery Amount:	The Physical Delivery Amount per $1,000 principal amount of securities is a number of shares of the Underlying rounded down to the nearest whole number and equal to the product of (i) $1,000 divided by the Initial Level and (ii) the share adjustment factor. The share adjustment factor is initially set equal to 1.0 on the Trade Date, subject to adjustment as described under “Description of the Securities—Adjustments” in the relevant product supplement. In lieu of any fractional shares in respect of the Physical Delivery Amount we will pay a cash amount equal to such fractional share multiplied by the Final Level. If the fractional share amount to be paid in cash is a de minimis amount, as determined by the calculation agent, the holder will not receive such amount. The Physical Delivery Amount (together with any cash amount paid in lieu of fractional shares) will be determined for each $1,000 principal amount of securities you hold. At our election, you may receive cash instead of the Physical Delivery Amount, in an amount equal to the product of (i) $1,000 divided by the Initial Level and (ii) the Final Level. If we exercise our option to deliver cash, we will give notice of our election at least one business day before the Valuation Date.
Automatic Redemption:	If a Trigger Event occurs, the securities will be automatically redeemed and you will receive a cash payment equal to the principal amount of the securities you hold (the “Automatic Redemption Amount”) and the contingent coupon payable, if any, on the immediately following Contingent Coupon Payment Date. No further payments will be made in respect of the securities. Payment will be made with respect to such Automatic Redemption on the Contingent Coupon Payment Date immediately following the relevant Trigger Observation Date (the “Automatic Redemption Date”). Any payment or delivery on the securities is subject to our ability to meet our obligations as they become due.
Trigger Event:	A Trigger Event will occur if, on any Trigger Observation Date, the closing level of the Underlying on such Trigger Observation Date is equal to or greater than the Trigger Level.
Knock-In Event:	A Knock-In Event will occur if on, any trading day during the Observation Period, the closing level of the Underlying is less than the Knock-In Level.
Initial Level:	The closing level of the Underlying on the Trade Date. In the event that the closing level of the Underlying is not available on the Trade Date, the Initial Level will be determined on the immediately following trading day on which a closing level is available.
Observation Period:	The period from but excluding the Trade Date to and including the Valuation Date.
Final Level:	The closing level of the Underlying on the Valuation Date.
Valuation Date:	August 5, 2020, subject to postponement as set forth in any accompanying product supplement under “Description of the Securities—Postponement of calculation dates.”
Maturity Date:	August 10, 2020, subject to postponement as set forth in any accompanying product supplement under “Description of the Securities—Postponement of calculation dates.” If the Maturity Date is not a business day, the Redemption Amount will be payable on the first following business day, unless that business day falls in the next calendar month, in which case payment will be made on the first preceding business day.
CUSIP:	22549JM49
Key Dates:	Each Observation Date, Trigger Observation Date and Contingent Coupon Payment Date is set forth in the table below. The Key Dates are subject to postponement as set forth in any accompanying product supplement under “Description of the Securities—Postponement of calculation dates.”
Observation Dates	Trigger Observation Dates	Contingent Coupon Payment Dates
June 5, 2019		June 10, 2019
July 2, 2019		July 8, 2019
August 5, 2019		August 8, 2019
September 4, 2019		September 9, 2019
October 3, 2019		October 8, 2019
November 5, 2019	November 5, 2019	November 8, 2019
December 4, 2019		December 9, 2019
January 3, 2020		January 8, 2020
February 5, 2020	February 5, 2020	February 10, 2020
March 4, 2020		March 9, 2020
April 3, 2020		April 8, 2020
May 5, 2020	May 5, 2020	May 8, 2020
June 3, 2020		June 8, 2020
July 2, 2020		July 8, 2020
Valuation Date		Maturity Date

You may revoke your offer to purchase the securities at any time prior to the time at which we accept such offer on the date the securities are priced. We reserve the right to change the terms of, or reject any offer to purchase the securities prior to their issuance. In the event of any changes to the terms of the securities, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

Additional Terms Specific to the Securities

You should read this pricing supplement together with the product supplement dated June 30, 2017, the prospectus supplement dated June 30, 2017 and the prospectus dated June 30, 2017, relating to our Medium-Term Notes of which these securities are a part. You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Product Supplement No. I−A dated June 30, 2017:

http://www.sec.gov/Archives/edgar/data/1053092/000095010317006315/dp77780_424b2-ia.htm

•	Prospectus Supplement and Prospectus dated June 30, 2017:

http://www.sec.gov/Archives/edgar/data/1053092/000104746917004364/a2232566z424b2.htm

In the event the terms of the securities described in this pricing supplement differ from, or are inconsistent with, the terms described in any product supplement, the prospectus supplement or prospectus, the terms described in this pricing supplement will control.

Our Central Index Key, or CIK, on the SEC website is 1053092. As used in this pricing supplement, “we,” “us,” or “our” refers to Credit Suisse.

This pricing supplement, together with the documents listed above, contains the terms of the securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, fact sheets, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. We may, without the consent of the registered holder of the securities and the owner of any beneficial interest in the securities, amend the securities to conform to its terms as set forth in this pricing supplement and the documents listed above, and the trustee is authorized to enter into any such amendment without any such consent. You should carefully consider, among other things, the matters set forth in “Selected Risk Considerations” in this pricing supplement and “Risk Factors” in any accompanying product supplement, “Foreign Currency Risks” in the accompanying prospectus, and any risk factors we describe in the combined Annual Report on Form 20-F of Credit Suisse Group AG and us incorporated by reference therein, and any additional risk factors we describe in future filings we make with the SEC under the Securities Exchange Act of 1934, as amended, as the securities involve risks not associated with conventional debt securities. You should consult your investment, legal, tax, accounting and other advisors before deciding to invest in the securities.

Prohibition of Sales to EEA Retail Investors

The securities may not be offered, sold or otherwise made available to any retail investor in the European Economic Area. For the purposes of this provision:

(a) the expression “retail investor” means a person who is one (or more) of the following:

(i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or

(ii) a customer within the meaning of Directive 2002/92/EC, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or

(iii) not a qualified investor as defined in Directive 2003/71/EC; and

(b) the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the securities offered so as to enable an investor to decide to purchase or subscribe the securities.

Hypothetical Redemption Amounts and Total Payments on the Securities

The tables and examples below illustrate, for a $1,000 investment in the securities, hypothetical Redemption Amounts payable at maturity for a hypothetical range of performance of the Underlying and, in the case of Table 3, total contingent coupons over the term of the securities, which will depend on the number of Coupon Barrier Events that have occurred over the term of the securities. The tables and examples below assume that (i) if a Coupon Barrier Event does not occur on an Observation Date, a contingent coupon of $6.3333 per $1,000 principal amount of securities will be paid on the immediately following Contingent Coupon Payment Date, (ii) the securities are not automatically redeemed prior to maturity, (iii) the term of the securities is exactly one year and three months, (iv) the Knock-In Level is 60% of the Initial Level, (v) the hypothetical Initial Level is $169, (vi) a share adjustment factor of 1.0 and (vii) if the Physical Delivery Amount is to be delivered at maturity, we do not exercise our right to pay cash instead of the Physical Delivery Amount. The actual Initial Level, contingent coupon amount and Knock-In Level will be determined on the Trade Date. The examples are intended to illustrate hypothetical calculations of only the Redemption Amount and do not illustrate the calculation or payment of any individual contingent coupon.

The hypothetical Redemption Amounts and total contingent coupons set forth below are for illustrative purposes only. The actual Redemption Amount and total contingent coupons applicable to a purchaser of the securities will depend on the number of Coupon Barrier Events that have occurred over the term of the securities, whether a Knock-In Event has occurred and on the Final Level. It is not possible to predict how many Coupon Barrier Events will occur, if any, or whether a Knock-In Event will occur and, in the event that there is a Knock-In Event, whether and by how much the level of the Underlying has decreased from the Initial Level to the Final Level. Furthermore, it is not possible to predict whether a Trigger Event will occur. If a Trigger Event occurs, the securities will be automatically redeemed for a cash payment equal to the principal amount of the securities you hold and the contingent coupon payable and no further payments will be made in respect of the securities.

You will not participate in any appreciation in the Underlying. You should consider carefully whether the securities are suitable to your investment goals. Any payment or delivery on the securities is subject to our ability to meet our obligations as they become due. The numbers appearing in the tables and examples below have been rounded for ease of analysis.

Table 1: A Knock-In Event has not occurred.

Percentage Change from the Initial Level to the Final Level	Return on the Securities* (excluding contingent coupons)	Redemption Amount (excluding contingent coupons on the securities)	Total Contingent Coupons
100%	0%	$1,000	(See Table 3 below)
90%	0%	$1,000
80%	0%	$1,000
70%	0%	$1,000
60%	0%	$1,000
50%	0%	$1,000
40%	0%	$1,000
30%	0%	$1,000
20%	0%	$1,000
10%	0%	$1,000
0%	0%	$1,000
−10%	0%	$1,000
−20%	0%	$1,000
−30%	0%	$1,000
−40%	0%	$1,000

Table 2: A Knock-In Event HAS occurred.

Percentage Change from the Initial Level to the Final Level	Return on the Securities* (excluding contingent coupons)	Redemption Amount (excluding contingent coupons on the securities)	Total Contingent Coupons
100%	0%	$1,000
90%	0%	$1,000
80%	0%	$1,000
70%	0%	$1,000
60%	0%	$1,000
50%	0%	$1,000
40%	0%	$1,000
30%	0%	$1,000
20%	0%	$1,000
10%	0%	$1,000
0%	0%	$1,000
−10%	−10%	5 shares + $139.50	(See Table 3 below)
−20%	−20%	5 shares + $124
−30%	−30%	5 shares + $108.50
−40%	−40%	5 shares + $93
−50%	−50%	5 shares + $77.50
−60%	−60%	5 shares + $62
−70%	−70%	5 shares + $46.50
−80%	−80%	5 shares + $31
−90%	−90%	5 shares + $15.50
−100%	−100%	$0

*If shares are delivered, the return on the securities will depend on the value of the shares upon delivery. Therefore the return on the securities may differ from and may be lower than the percentage change in the level of the Underlying from the Initial Level to the Final Level. See “Selected Risk Considerations—The value of the Physical Delivery Amount could be less on the Maturity Date than on the Valuation Date” herein.

TABLE 3: The expected total contingent coupons will depend on how many Coupon Barrier Events occur.

Number of Coupon Barrier Events	Total Contingent Coupons
A Coupon Barrier Event does not occur on any Observation Date	$94.9995
A Coupon Barrier Event occurs on 1 Observation Date	$88.6662
A Coupon Barrier Event occurs on 2 Observation Dates	$82.3329
A Coupon Barrier Event occurs on 3 Observation Dates	$75.9996
A Coupon Barrier Event occurs on 4 Observation Dates	$69.6663
A Coupon Barrier Event occurs on 5 Observation Dates	$63.333
A Coupon Barrier Event occurs on 6 Observation Dates	$56.9997
A Coupon Barrier Event occurs on 7 Observation Dates	$50.6664
A Coupon Barrier Event occurs on 8 Observation Dates	$44.3331
A Coupon Barrier Event occurs on 9 Observation Dates	$37.9998
A Coupon Barrier Event occurs on 10 Observation Dates	$31.6665
A Coupon Barrier Event occurs on 11 Observation Dates	$25.3332
A Coupon Barrier Event occurs on 12 Observation Dates	$18.9999
A Coupon Barrier Event occurs on 13 Observation Dates	$12.6666
A Coupon Barrier Event occurs on 14 Observation Dates	$6.3333
A Coupon Barrier Event occurs on 15 Observation Dates	$0

The total payment or delivery on the securities will be equal to the Redemption Amount applicable to an investor plus the total contingent coupons payable on the securities.

The following examples illustrate how the Redemption Amount (excluding contingent coupons on the securities) is calculated.

Example 1: The Final Level of the Underlying represents an increase of 10% from the Initial Level and a Knock-In Event has not occurred. Since a Knock-In Event has not occurred, the Redemption Amount is equal to the principal amount. The investor will receive at maturity a payment in cash equal to $1,000 per $1,000 principal amount of securities.

Example 2: The Final Level of the Underlying represents a decrease of 10% from the Initial Level and a Knock-In Event has not occurred. Since a Knock-In Event has not occurred, the Redemption Amount is equal to the principal amount even though the Final Level is less than the Initial Level. The investor will receive at maturity a payment in cash equal to $1,000 per $1,000 principal amount of securities.

Example 3: The Final Level of the Underlying represents an increase of 10% from the Initial Level and a Knock-In Event has occurred. Although a Knock-In Event has occurred, since the Final Level is greater than the Initial Level, the Redemption Amount is equal to the principal amount. The investor will receive at maturity a payment in cash equal to $1,000 per $1,000 principal amount of securities.

Example 4: The Final Level of the Underlying represents a decrease of 10% from the Initial Level and a Knock-In Event has occurred. Since a Knock-In Event has occurred and the Final Level is less than the Initial Level, the investor will receive at maturity the Physical Delivery Amount, calculated as follows:

Physical Delivery Amount	=	$1,000/Initial Level
	=	$1,000/$169
	=	5 shares of the Underlying (5.9172 rounded down)
Redemption Amount	=	Physical Delivery Amount + cash in lieu of fractional shares equal to approximately 0.9172 × $152.10
	=	5 shares of the Underlying + $139.50

In this example, at maturity an investor would receive a Redemption Amount equal to 5 shares of the Underlying and a cash payment of $139.50. The value of the Redemption Amount on the Valuation Date, which is the date on which the Final Level is determined, is $900, calculated as follows:

Physical Delivery Amount	=	5 shares of the Underlying
Value of Redemption Amount	=	(5 shares of the Underlying × $152.10) + $139.50
	=	$760.50 + $139.50
	=	$900

In these circumstances, the investor will be exposed to any depreciation in the level of the Underlying from the Initial Level to the time of delivery.

Example 5: The Final Level of the Underlying represents a decrease of 50% from the Initial Level and a Knock-In Event has occurred. Since a Knock-In Event has occurred and the Final Level is less than the Initial Level, the investor will receive at maturity the Physical Delivery Amount, calculated as follows:

Physical Delivery Amount	=	$1,000/Initial Level
	=	$1,000/$169
	=	5 shares of the Underlying (5.9172 rounded down)
Redemption Amount	=	Physical Delivery Amount + cash in lieu of fractional shares equal to approximately 0.9172 × $84.50
	=	5 shares of the Underlying + $77.50

In this example, at maturity an investor would receive a Redemption Amount equal to 5 shares of the Underlying and a cash payment of $77.50. The value of the Redemption Amount on the Valuation Date, which is the date on which the Final Level is determined, is $500, calculated as follows:

Physical Delivery Amount	=	5 shares of the Underlying
Value of Redemption Amount	=	(5 shares of the Underlying × $84.50) + $77.50
	=	$422.50 + $77.50
	=	$500

In these circumstances, the investor will be exposed to any depreciation in the level of the Underlying from the Initial Level to the time of delivery.

Selected Risk Considerations

An investment in the securities involves significant risks. Investing in the securities is not equivalent to investing directly in the Underlying. These risks are explained in more detail in the “Risk Factors” section of any accompanying product supplement.

•	YOU MAY RECEIVE LESS THAN THE PRINCIPAL AMOUNT AT MATURITY — If the securities are not automatically redeemed prior to the Maturity Date, you may receive less at maturity than you originally invested in the securities, or you may receive nothing, excluding contingent coupons, if any. If on any trading day during the Observation Period, the level of the Underlying is less than the Knock-In Level and the Final Level is less than the Initial Level, you will be fully exposed to any depreciation in the Underlying. In this case, the Redemption Amount you will receive is likely to be less than the principal amount of the securities, and you could lose your entire investment. It is not possible to predict whether a Knock-In Event will occur, and in the event that there is a Knock-In Event, whether and by how much the level of the Underlying has decreased from the Initial Level to the Final Level. Any payment or delivery on the securities is subject to our ability to meet our obligations as they become due.

•	REGARDLESS OF THE AMOUNT OF ANY PAYMENT OR DELIVERY YOU RECEIVE ON THE SECURITIES, YOUR ACTUAL YIELD MAY BE DIFFERENT IN REAL VALUE TERMS — Inflation may cause the real value of any payment or delivery you receive on the securities to be less at maturity than it is at the time you invest. An investment in the securities also represents a forgone opportunity to invest in an alternative asset that generates a higher real return. You should carefully consider whether an investment that may result in a return that is lower than the return on alternative investments is appropriate for you.

•	THE SECURITIES WILL NOT PAY MORE THAN THE PRINCIPAL AMOUNT PLUS CONTINGENT COUPONS, IF ANY — The securities will not pay more than the principal amount plus contingent coupons, if any, regardless of the performance of the Underlying. Even if the Final Level is greater than the Initial Level (regardless of whether a Knock-In Event has occurred), you will not participate in the appreciation of the Underlying. Therefore, the maximum amount payable with respect to the securities (excluding contingent coupons, if any) is $1,000 for each $1,000 principal amount of the securities. This payment will not be increased to include reimbursement for any discounts or commissions and hedging and other transaction costs, even upon an Automatic Redemption.

•	THE SECURITIES DO NOT PROVIDE FOR REGULAR FIXED INTEREST PAYMENTS — Unlike conventional debt securities, the securities do not provide for regular fixed interest payments. The number of contingent coupons you receive over the term of the securities, if any, will depend on the performance of the Underlying during the term of the securities and the number of Coupon Barrier Events that occur. If a Coupon Barrier Event has occurred on an Observation Date, no contingent coupon will be paid with respect to that Observation Date. Accordingly, if a Coupon Barrier Event occurs on every Observation Date, you will not receive any contingent coupons during the term of the securities. Thus, the securities are not a suitable investment for investors who require regular fixed income payments, since the number of contingent coupons is variable and may be zero.

In addition, if rates generally increase over the term of the securities, it is more likely that the contingent coupon, if any, could be less than the yield one might receive based on market rates at that time. This would have the further effect of decreasing the value of your securities both nominally in terms of below-market coupons and in real value terms. Furthermore, it is possible that you will not receive some or all of the contingent coupons over the term of the securities, and still lose your principal amount. Even if you do receive some or all of your principal amount at maturity, you will not be compensated for the time value of money. These securities are not short-term investments, so you should carefully consider these risks before investing.

•	MORE FAVORABLE TERMS TO YOU ARE GENERALLY ASSOCIATED WITH AN UNDERLYING WITH GREATER EXPECTED VOLATILITY AND THEREFORE CAN INDICATE A GREATER RISK OF LOSS — “Volatility” refers to the frequency and magnitude of changes in the level of the Underlying. The greater the expected volatility with respect to the Underlying on the Trade Date, the higher the expectation as of the Trade Date that the level of the Underlying could be less than (i) the Coupon Barrier Level on any Observation Date or (ii) the Knock-In Level on any trading day during the Observation Period and less than the Initial Level on the Valuation Date, indicating a higher expected risk of loss on the securities. This greater expected risk will generally be reflected in a higher contingent coupon than the yield payable on our conventional debt securities with a similar maturity, or in more favorable terms (such as a lower Coupon Barrier Level or Knock-In Level) than for similar securities linked to the performance of an Underlying with a lower expected volatility as of the Trade Date. You should therefore understand that a relatively higher contingent coupon may indicate an increased risk of loss. Further, a relatively lower Coupon Barrier Level or Knock-In Level may not necessarily indicate that you will receive a contingent coupon on any Contingent Coupon Payment Date or that the securities have a greater likelihood of a return of principal at maturity. The volatility of the Underlying can change significantly over the term of the securities. The level of the Underlying for your securities could fall sharply, which could result in a significant loss of principal. You should be willing to accept the downside market risk of the Underlying and the potential to lose a significant amount of your principal at maturity.

•	THE SECURITIES ARE SUBJECT TO THE CREDIT RISK OF CREDIT SUISSE — Investors are dependent on our ability to pay all amounts due on the securities and, therefore, if we were to default on our obligations, you may not receive any amounts owed to you under the securities. In addition, any decline in our credit ratings, any adverse changes in the market’s view of our creditworthiness or any increase in our credit spreads is likely to adversely affect the value of the securities prior to maturity.

•	THE REDEMPTION AMOUNT PAYABLE AT MATURITY WILL BE AFFECTED BY THE KNOCK-IN LEVEL, THE OCCURRENCE OF A KNOCK-IN EVENT AND THE FINAL LEVEL — If on any trading day during the Observation Period, the closing level of the Underlying is less than the Knock-In Level, a Knock-In Event will occur. If a Knock-In Event has occurred and the Final Level is less than the Initial Level, the Physical Delivery Amount will consist of a number of shares of the Underlying plus an amount in cash corresponding to any fractional share, or at our election, the equivalent amount in cash, as described herein. Under these circumstances, the value of the Physical Delivery Amount is likely to be less than the principal amount of the securities and may be zero.

•	THE SECURITIES ARE SUBJECT TO A POTENTIAL AUTOMATIC REDEMPTION, WHICH EXPOSES YOU TO REINVESTMENT RISK — The securities are subject to a potential Automatic Redemption. If the securities are automatically redeemed prior to the Maturity Date, you may be unable to invest in other securities with a similar level of risk that provide you with the opportunity to be paid the same coupons as the securities.

•	AN AUTOMATIC REDEMPTION WOULD LIMIT YOUR OPPORTUNITY TO BE PAID CONTINGENT COUPONS OVER THE FULL TERM OF THE SECURITIES — The securities are subject to a potential Automatic Redemption. If a Trigger Event occurs, the securities will be automatically redeemed and you will receive a cash payment equal to the principal amount of the securities you hold and the contingent coupon payable on that Contingent Coupon Payment Date, and no further payments will be made with respect to the securities. In this case, you will lose the opportunity to continue to be paid contingent coupons from the Automatic Redemption Date to the scheduled Maturity Date.

•	THE VALUE OF THE PHYSICAL DELIVERY AMOUNT COULD BE LESS ON THE MATURITY DATE THAN ON THE VALUATION DATE — If a Knock-In Event has occurred and the Final Level is less than the Initial Level, you will receive on the Maturity Date the Physical Delivery Amount, which will consist of a whole number of shares of the Underlying plus an amount in cash corresponding to any fractional share, subject to our election to pay cash instead. The value of the Physical Delivery Amount on the Valuation Date will be less than $1,000 per $1,000 principal amount of securities and could fluctuate, possibly decreasing, in the period between the Valuation Date and the Maturity Date. We will make no adjustments to the Physical Delivery Amount to account for any such fluctuation and you will bear the risk of any decrease in the value of the Physical Delivery Amount between the Valuation Date and the Maturity Date.

•	THERE ARE IMPORTANT DIFFERENCES BETWEEN THE RIGHTS OF HOLDERS OF THE BAIDU, INC. ADSs AND THE RIGHTS OF HOLDERS OF THE CLASS A ORDINARY SHARES OF BAIDU, INC. — Because the securities are linked to the performance of the Baidu, Inc. ADSs, each representing one-tenth of a Class A ordinary share of Baidu, Inc. (which we refer to as the “Underlying Stock”), you should be aware that your securities are linked to the level of the Baidu, Inc. ADSs and not the Underlying Stock. There are important differences between the rights of holders of the Baidu, Inc. ADSs and holders of the Underlying Stock. The Baidu, Inc. ADSs are securities evidenced by American Depositary Receipts that represent the Underlying Stock. The Baidu, Inc. ADSs are issued under a deposit agreement which sets forth the rights and responsibilities of Baidu, Inc. or, as applicable, the depositary of the Baidu, Inc. ADSs and holders of the

Baidu, Inc. ADSs. The rights of holders of the Baidu, Inc. ADSs may be different from the rights of holders of the Underlying Stock. Any such differences between the rights of holders of the Baidu, Inc. ADSs and holders of the Underlying Stock may be significant and may materially and adversely affect the value of the securities. For example, Baidu, Inc. may make distributions in respect of the Underlying Stock that are not passed on to the holders of the Baidu, Inc. ADSs.

•	FOREIGN COMPANY RISK — An investment in the securities is linked to the value of the Underlying, which represents interests in the Underlying Stock. The Underlying Stock is issued by a foreign company. Foreign companies are generally subject to accounting, auditing and financial reporting standards and requirements and securities trading rules different from those applicable to U.S. reporting companies. The Underlying Stock may be more volatile than domestic equity securities and may be subject to different political, market, economic, exchange rate, regulatory and other risks, including changes in foreign governments, economic and fiscal policies, currency exchange laws or other laws or restrictions. Moreover, the economies of foreign countries may differ favorably or unfavorably from the economy of the United States in such respects as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency. These factors may adversely affect the value of the Underlying Stock, and therefore the performance of the Underlying and the value of the securities.

•	NO AFFILIATION WITH THE REFERENCE SHARE ISSUER — We are not affiliated with the Reference Share Issuer. You should make your own investigation into the Underlying and the Reference Share Issuer. In connection with the offering of the securities, neither we nor our affiliates have participated in the preparation of any publicly available documents or made any due diligence inquiry with respect to the Reference Share Issuer.

•	HEDGING AND TRADING ACTIVITY — We or any of our affiliates may carry out hedging activities related to the securities, including in the Underlying or instruments related to the Underlying. We or our affiliates may also trade in the Underlying or instruments related to the Underlying from time to time. Any of these hedging or trading activities on or prior to the Trade Date and during the term of the securities could adversely affect our payment to you at maturity.

•	THE ESTIMATED VALUE OF THE SECURITIES ON THE TRADE DATE MAY BE LESS THAN THE PRICE TO PUBLIC — The initial estimated value of your securities on the Trade Date (as determined by reference to our pricing models and our internal funding rate) may be significantly less than the original Price to Public. The Price to Public of the securities includes any discounts or commissions as well as transaction costs such as expenses incurred to create, document and market the securities and the cost of hedging our risks as issuer of the securities through one or more of our affiliates (which includes a projected profit). These costs will be effectively borne by you as an investor in the securities. These amounts will be retained by Credit Suisse or our affiliates in connection with our structuring and offering of the securities (except to the extent discounts or commissions are reallowed to other broker-dealers or any costs are paid to third parties).

On the Trade Date, we value the components of the securities in accordance with our pricing models. These include a fixed income component valued using our internal funding rate, and individual option components valued using mid-market pricing. As such, the payout on the securities can be replicated using a combination of these components and the value of these components, as determined by us using our pricing models, will impact the terms of the securities at issuance. Our option valuation models are proprietary. Our pricing models take into account factors such as interest rates, volatility and time to maturity of the securities, and they rely in part on certain assumptions about future events, which may prove to be incorrect.

Because Credit Suisse’s pricing models may differ from other issuers’ valuation models, and because funding rates taken into account by other issuers may vary materially from the rates used by Credit Suisse (even among issuers with similar creditworthiness), our estimated value at any time may not be comparable to estimated values of similar securities of other issuers.

•	EFFECT OF INTEREST RATE USED IN STRUCTURING THE SECURITIES — The internal funding rate we use in structuring notes such as these securities is typically lower than the interest rate that is reflected in the yield on our conventional debt securities of similar maturity in the secondary market (our “secondary market credit spreads”). If on the Trade Date our internal funding rate is lower than our secondary market credit spreads, we expect that the economic terms of the securities will generally be less favorable to you than they would have been if our secondary market credit spread had been used in structuring the securities. We will also use our internal funding rate to determine the price of the securities if we post a bid to repurchase your securities in secondary market transactions. See “—Secondary Market Prices” below.

•	SECONDARY MARKET PRICES — If Credit Suisse (or an affiliate) bids for your securities in secondary market transactions, which we are not obligated to do, the secondary market price (and the value used for account statements or otherwise) may be higher or lower than the Price to Public and the estimated value of the securities on the Trade Date. The estimated value of the securities on the cover of this pricing supplement does not represent a minimum price at which we would be willing to buy the securities in the secondary market (if any exists) at any time. The secondary market price of your securities at any time cannot be predicted and will reflect the then-current estimated value determined by reference to our pricing models and other factors. These other factors include our internal funding rate, customary bid and ask spreads and other transaction costs, changes in market conditions and any deterioration or improvement in our creditworthiness. In circumstances where our internal funding rate is lower than our secondary market credit spreads, our secondary market bid for your securities could be more favorable than what other dealers might bid because, assuming all else equal, we use the lower internal funding rate to price the securities and other dealers might use the higher secondary market credit spread to price them. Furthermore, assuming no change in market conditions from the Trade Date, the secondary market price of your securities will be lower than the Price to Public because it will not include any discounts or commissions and hedging and other transaction costs. If you sell your securities to a dealer in a secondary market transaction, the dealer may impose an additional discount or commission, and as a result the price you receive on your securities may be lower than the price at which we may repurchase the securities from such dealer.

We (or an affiliate) may initially post a bid to repurchase the securities from you at a price that will exceed the then-current estimated value of the securities. That higher price reflects our projected profit and costs that were included in the Price to Public, and that higher price may also be initially used for account statements or otherwise. We (or our affiliate) may offer to pay this higher price, for your benefit, but the amount of any excess over the then-current estimated value will be temporary and is expected to decline over a period of approximately three months.

The securities are not designed to be short-term trading instruments and any sale prior to maturity could result in a substantial loss to you. You should be willing and able to hold your securities to maturity.

•	CREDIT SUISSE IS SUBJECT TO SWISS REGULATION — As a Swiss bank, Credit Suisse is subject to regulation by governmental agencies, supervisory authorities and self-regulatory organizations in Switzerland. Such regulation is increasingly more extensive and complex and subjects Credit Suisse to risks. For example, pursuant to Swiss banking laws, the Swiss Financial Market Supervisory Authority (FINMA) may open resolution proceedings if there are justified concerns that Credit Suisse is over-indebted, has serious liquidity problems or no longer fulfills capital adequacy requirements. FINMA has broad powers and discretion in the case of resolution proceedings, which include the power to convert debt instruments and other liabilities of Credit Suisse into equity and/or cancel such liabilities in whole or in part. If one or more of these measures were imposed, such measures may adversely affect the terms and market value of the securities and/or the ability of Credit Suisse to make payments thereunder and you may not receive any amounts owed to you under the securities.

•	LACK OF LIQUIDITY — The securities will not be listed on any securities exchange. Credit Suisse (or its affiliates) intends to offer to purchase the securities in the secondary market but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities when you wish to do so. Because other dealers are not likely to make a secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which Credit Suisse (or its affiliates) is willing to buy the securities. If you have to sell your securities prior to maturity, you may not be able to do so or you may have to sell them at a substantial loss.

•	POTENTIAL CONFLICTS — We and our affiliates play a variety of roles in connection with the issuance of the securities, including acting as calculation agent and as agent of the issuer for the offering of the securities, hedging our obligations under the securities and determining their estimated value. In performing these duties, the economic interests of us and our affiliates are potentially adverse to your interests as an investor in the securities. Further, hedging activities may adversely affect any payment on or the value of the securities. Any profit in connection with such hedging activities will be in addition to any other compensation that we and our affiliates receive for the sale of the securities, which creates an additional incentive to sell the securities to you. We and/or our affiliates may also currently or from time to time engage in business with the Reference Share Issuer, including extending loans to, or making equity investments in, the Reference Share Issuer or providing advisory services to the Reference Share Issuer. In addition, one or more of our affiliates may publish research reports or otherwise express opinions with respect to the Reference Share Issuer and these reports may or may not recommend that investors buy or hold shares of the Underlying. As a prospective purchaser of the securities, you should undertake an independent investigation of the Reference Share Issuer that in your judgment is appropriate to make an informed decision with respect to an investment in the securities.

•	UNPREDICTABLE ECONOMIC AND MARKET FACTORS WILL AFFECT THE VALUE OF THE SECURITIES — The payout on the securities can be replicated using a combination of the components described in “The estimated value of the securities on the Trade Date may be less than the Price to Public.” Therefore, in addition to the level of the Underlying on any trading day during the Observation Period, the terms of the securities at issuance and the value of the securities prior to maturity may be influenced by factors that impact the value of fixed income securities and options in general, such as:

o	the expected and actual volatility of the Underlying;

o	the time to maturity of the securities;

o	the dividend rate on the Underlying;

o	interest and yield rates in the market generally;

o	investors’ expectations with respect to the rate of inflation;

o	events affecting companies engaged in the industry of the Reference Share Issuer;

o	geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the Reference Share Issuer or markets generally and which may affect the level of the Underlying; and

o	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

Some or all of these factors may influence the price that you will receive if you choose to sell your securities prior to maturity. The impact of any of the factors set forth above may enhance or offset some or all of any change resulting from another factor or factors.

•	NO OWNERSHIP RIGHTS IN THE UNDERLYING — Your return on the securities will not reflect the return you would realize if you actually owned shares of the Underlying. The return on your investment is not the same as the total return based on a purchase of shares of the Underlying.

•	NO DIVIDEND PAYMENTS OR VOTING RIGHTS — As a holder of the securities, you will not have any ownership interest or rights in the Underlying, such as voting rights or dividend payments. In addition, the issuer of the Underlying will not have any obligation to consider your interests as a holder of the securities in taking any corporate action that might affect the value of the Underlying and therefore, the value of the securities.

•	ANTI-DILUTION PROTECTION IS LIMITED — The calculation agent will make anti-dilution adjustments for certain events affecting the Underlying. However, an adjustment will not be required in response to all events that could affect the Underlying. If an event occurs that does not require the calculation agent to make an adjustment, or if an adjustment is made but such adjustment does not fully reflect the economics of such event, the value of the securities may be materially and adversely affected. See “Description of the Securities—Adjustments” in the relevant product supplement.

•	The U.S. federal tax consequences of an InVestment In the securItIes are unclear — There is no direct legal authority regarding the proper U.S. federal tax treatment of the securities, and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”). Consequently, significant aspects of the tax treatment of the securities are uncertain, and the IRS or a court might not agree with the treatment of the securities as described in “United States Federal Tax Considerations” below. If the IRS were successful in asserting an alternative treatment, the tax consequences of ownership and disposition of the securities, including the timing and character of income recognized by U.S. investors and the withholding tax consequences to non-U.S. investors, might be materially and adversely affected. Moreover, future legislation, Treasury regulations or IRS guidance could adversely affect the U.S. federal tax treatment of the securities, possibly retroactively.

Supplemental Use of Proceeds and Hedging

We intend to use the proceeds of this offering for our general corporate purposes, which may include the refinancing of existing debt outside Switzerland. Some or all of the proceeds we receive from the sale of the securities may be used in connection with hedging our obligations under the securities through one or more of our affiliates. Such hedging or trading activities on or prior to the Trade Date and during the term of the securities (including on any calculation date, as defined in any accompanying product supplement) could adversely affect the value of the Underlying and, as a result, could decrease the amount you may receive on the securities at maturity. For additional information, see “Supplemental Use of Proceeds and Hedging” in any accompanying product supplement.

The Underlying

Companies with securities registered under the Securities Exchange Act of 1934 (the “Exchange Act”) are required to periodically file certain financial and other information specified by the SEC. Information provided to or filed with the SEC by the Reference Share Issuer pursuant to the Exchange Act can be located by reference to the SEC file number provided below.

According to its publicly available filings with the SEC, Baidu, Inc. is a technology company in China focusing on mobile foundation and artificial intelligence (AI). The company consists of two segments, Baidu Core and iQIYI. The American Depositary Shares of Baidu, Inc. are listed on the Nasdaq Stock Market. Baidu, Inc.’s SEC file number is 000-51469 and can be accessed through www.sec.gov.

This pricing supplement relates only to the securities offered hereby and does not relate to the Underlying or other securities of the Reference Share Issuer. We have derived all disclosures contained in this pricing supplement regarding the Underlying and the Reference Share Issuer from the publicly available documents described in the preceding paragraph. In connection with the offering of the securities, neither we nor our affiliates have participated in the preparation of such documents or made any due diligence inquiry with respect to the Reference Share Issuer.

Historical Information

The following graph sets forth the historical performance of the Underlying based on the closing level of the American Depositary Shares of Baidu, Inc. from January 2, 2014 through April 22, 2019. We obtained the historical information below from Bloomberg, without independent verification.

You should not take the historical levels of the Underlying as an indication of future performance of the Underlying or the securities. Any historical trend in the level of the Underlying during any period set forth below is not an indication that the level of the Underlying is more or less likely to increase or decrease at any time over the term of the securities.

For additional information on the Underlying, see the information set forth under “The Underlying” herein.

The closing level of the American Depositary Shares of Baidu, Inc. on April 22, 2019 was $169.37.

United States Federal Tax Considerations

This discussion supplements and, to the extent inconsistent therewith, supersedes the discussion in the accompanying product supplement under “Material United States Federal Income Tax Considerations.”

Due to the lack of any controlling legal authority, there is substantial uncertainty regarding the U.S. federal tax consequences of an investment in the securities. In the opinion of our counsel, Davis Polk & Wardwell LLP, it is reasonable under current law to treat the securities for U.S. federal income tax purposes as prepaid financial contracts with associated coupons that will be treated as gross income to you at the time received or accrued in accordance with your regular method of tax accounting. However, our counsel has advised us that it is unable to conclude affirmatively that this treatment is more likely than not to be upheld, and that alternative treatments are possible that could materially affect the timing and character of income or loss you recognize on the securities. Moreover, our counsel’s opinion is based on market conditions as of the date of this preliminary pricing supplement and is subject to confirmation on the Trade Date.

Assuming this treatment of the securities is respected and subject to the discussion in “Material United States Federal Income Tax Considerations” in the accompanying product supplement, the following U.S. federal income tax consequences should result:

•	Any coupons paid on the securities should be taxable as ordinary income to you at the time received or accrued in accordance with your regular method of accounting for U.S. federal income tax purposes.

•	Upon a sale or other disposition (including retirement for cash) of a security, you should recognize capital gain or loss equal to the difference between the amount realized and your tax basis in the security. For this purpose, the amount realized does not include any coupon paid on retirement and may not include sale proceeds attributable to an accrued coupon, which may be treated as a coupon payment. Such gain or loss should be long-term capital gain or loss if you held the security for more than one year.

•	If you receive the underlying shares (and cash in lieu of any fractional shares) at maturity, you should not recognize gain or loss with respect to the underlying shares received. Instead, you should have an aggregate tax basis in the underlying shares received (including any fractional shares deemed received) equal to your tax basis in the securities. Your holding period for any underlying shares received should start on the day after receipt. With respect to any cash received in lieu of a fractional share, you should recognize capital loss in an amount equal to the difference between the amount of cash received in lieu of the fractional share and the portion of your tax basis in the securities that is allocable to the fractional share.

We do not plan to request a ruling from the IRS regarding the treatment of the securities, and the IRS or a court might not agree with the treatment described herein. In particular, the securities might be determined to be contingent payment debt instruments, in which case the tax consequences of ownership and disposition of the securities, including the timing and character of income recognized, might be materially and adversely affected. Moreover, the U.S. Treasury Department and the IRS have requested comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar financial instruments and have indicated that such transactions may be the subject of future regulations or other guidance. In addition, members of Congress have proposed legislative changes to the tax treatment of derivative contracts. Any legislation, Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect. You should consult your tax advisor regarding possible alternative tax treatments of the securities and potential changes in applicable law.

This discussion does not address the U.S. federal tax consequences of the ownership or disposition of the underlying shares that you may receive at maturity. You should consult your tax advisor regarding the U.S. federal tax consequences of the ownership and disposition of the underlying shares.

Non-U.S. Holders. The U.S. federal income tax treatment of the coupons is unclear. Except as provided below and in the accompanying product supplement under “Material United States Federal Income Tax Considerations—Securities Held Through Foreign Entities” and “Material United States Federal Income Tax Considerations—Non-U.S. Holders Generally—Substitute Dividend and Dividend Equivalent Payments,” we currently do not intend to treat coupons paid to a Non-U.S. Holder (as defined in the accompanying product supplement) of the securities as subject to U.S. federal withholding tax, provided that the Non-U.S. Holder complies with applicable certification requirements. However, it is possible that the IRS could assert that such payments are subject to U.S. withholding tax, or that we or another withholding agent may otherwise determine that withholding is required, in which case we or the other withholding agent may withhold at a rate of up to 30% on such payments.

Moreover, as discussed under “Material United States Federal Income Tax Considerations—Non-U.S. Holders Generally—Substitute Dividend and Dividend Equivalent Payments” in the accompanying product supplement, Section 871(m) of the Internal Revenue Code generally imposes a 30% withholding tax on “dividend equivalents” paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities. Treasury regulations under Section 871(m), as modified by an IRS notice, exclude from their scope financial instruments issued prior to January 1, 2021 that do not have a “delta” of one with respect to any U.S. equity. Based on the terms of the securities and representations provided by us as of the date of this preliminary pricing supplement, our counsel is of the opinion that the securities should not be treated as transactions that have a “delta” of one within the meaning of the regulations with respect to any U.S. equity and, therefore, should not be subject to withholding tax under Section 871(m). However, the final determination regarding the treatment of the securities under Section 871(m) will be made as of the Trade Date for the securities and it is possible that the securities will be subject to withholding tax under Section 871(m) based on circumstances on that date.

A determination that the securities are not subject to Section 871(m) is not binding on the IRS, and the IRS may disagree with this determination. Moreover, Section 871(m) is complex and its application may depend on your particular circumstances to which the securities relate. You should consult your tax advisor regarding the potential application of Section 871(m) to the securities.

We will not be required to pay any additional amounts with respect to U.S. federal withholding taxes.

FATCA. You should review the section entitled "Material United States Federal Income Tax Considerations—Securities Held Through Foreign Entities" in the accompanying product supplement regarding withholding rules under the “FATCA” regime. The discussion in that section is hereby modified to reflect regulations proposed by the U.S. Treasury Department indicating an intent to eliminate the requirement under FATCA of withholding on gross proceeds of the disposition of affected financial instruments. The U.S. Treasury Department has indicated that taxpayers may rely on these proposed regulations pending their finalization.

You should read the section entitled “Material United States Federal Income Tax Considerations” in the accompanying product supplement. The preceding discussion, when read in combination with that section, constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of owning and disposing of the securities.

You should also consult your tax advisor regarding all aspects of the U.S. federal income and estate tax consequences of an investment in the securities and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Supplemental Plan of Distribution (Conflicts of Interest)

Under the terms and subject to the conditions contained in a distribution agreement dated May 7, 2007, as amended, which we refer to as the distribution agreement, we have agreed to sell the securities to CSSU. We may also agree to sell the securities to other agents that are parties to the distribution agreement. We refer to CSSU and other such agents as the “Agents.”

The distribution agreement provides that the Agents are obligated to purchase all of the securities if any are purchased.

The Agents may offer the securities at the offering price set forth on the cover page of this pricing supplement and may receive varying discounts and commissions of up to $22.50 per $1,000 principal amount of securities. The Agents may re-allow some or all of the discount on the principal amount per security on sales of such securities by other brokers or dealers. CSSU or another broker or dealer will forgo some or all discounts and commissions with respect to the sales of securities into certain fiduciary accounts. If all of the securities are not sold at the initial offering price, the Agents may change the public offering price and other selling terms.

An affiliate of Credit Suisse has paid or may pay in the future a fixed amount to broker-dealers in connection with the costs of implementing systems to support these securities.

We expect to deliver the securities against payment for the securities on the Settlement Date indicated herein, which may be a date that is greater than two business days following the Trade Date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days, unless the parties to a trade expressly agree otherwise. Accordingly, if the Settlement Date is more than two business days after the Trade Date, purchasers who wish to transact in the securities more than two business days prior to the Settlement Date will be required to specify alternative settlement arrangements to prevent a failed settlement.

CSSU is our affiliate. In accordance with FINRA Rule 5121, CSSU may not make sales in this offering to any of its discretionary accounts without the prior written approval of the customer. A portion of the net proceeds from the sale of the securities will be used by CSSU or one of its affiliates in connection with hedging our obligations under the securities.

For further information, please refer to “Underwriting (Conflicts of Interest)” in any accompanying product supplement.

Credit Suisse